Exhibit 10.6

Agreement to Amend

This Agreement to Amend is entered into by and between Cardtronics, LP (“Cardtronics”) and Bank of America (“Bank”) as of this 21st day of February, 2007.

RECITALS

A.	Cardtronics previously executed the Treasury Services Terms and Conditions Booklet on July 13, 2004 (the “Booklet”).

B.
Cardtronics and Bank previously executed an Amendment to Treasury Services Terms and Conditions Booklet for ATM Cash Services as of August 2, 2004 (“ATM Cash Services Amendment”) and subsequently amended the ATM Cash Services Amendment as of February 9, 2006.

C.	Cardtronics and Bank desire to make an additional amendment to the ATM Cash Services Amendment.

NOW, THEREFORE, in consideration of the mutual promises made in this Agreement to Amend and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A.	All terms not otherwise defined herein shall have the meaning set forth in the ATM Cash Services Amendment.

B.
The ATM Cash Services Amendment is hereby amended by deleting “Four Hundred Million Dollars ($400,000,000)” in the second paragraph under “ATM Cash Services” and inserting “Five Hundred Million Dollars ($500,000,000)” in its place.

C.  Except as specifically amended herein, the ATM Cash Services Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to Amend to be executed as of the date first set forth above, by its duly authorized officer.

CARDTRONICS, LP	BANK OF AMERICA

/s/ Thomas E. Upton	/s/ William T. Griffin
Name: Thomas E. Upton	Name: William T. Griffin
Title: Chief Administrative Officer	Title: Senior Vice President